EXHIBIT 10.17



                           CONSULTING AGREEMENT


          CONSULTING AGREEMENT dated as of August 2, 1994 by and between Lomas Financial Corporation, a Texas corporation (the "Company") and Jess Hay ("Consultant").

          WHEREAS, Consultant and the Company have previously entered into an Employment Agreement dated as of October 7, 1983 (the "Employment Agreement");
          WHEREAS, Consultant wishes to resign from his position as Chairman and Chief Executive Officer of the Company and the parties wish to terminate the Employment Agreement;
          WHEREAS, the Company's management desires that it be able to continue to call upon the experience and knowledge of Consultant for consultation services and advice; and
          WHEREAS, Consultant is willing to render such services to the Company on the terms and conditions hereinafter set forth in this Agreement;
          NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and Consultant's long prior service to the Company, and in cancellation and settlement of all obligations under the Employment Agreement, the parties agree as follows:
          1. Resignation and Appointment. (a) Consultant shall remain employed as an officer of the Company through December 31, 1994, and will retire effective December 31, 1994. Consultant will resign his positions of Chairman and Chief Executive Officer of the Company effective upon his retirement or, if earlier, effective as of the date on which his successor shall have been appointed by the Company's Board of Directors.
          (b) Upon the effectiveness of Consultant's resignation, he shall be appointed Chairman Emeritus by the Board of Directors.
          (c) Consultant shall continue to serve as a director of the Company until the Company's Annual Meeting of Stockholders in 1995 and thereafter if he is nominated by the Board of Directors and elected by the stockholders of the Company. Consultant shall not receive any additional remuneration (e.g. directors' fees, meeting fees or director stock options or awards) for any services rendered as a director prior to December 31, 2000.
          2. Term of Agreement. Consultant shall be retained by the Company for a period commencing on January 1, 1995 and terminating on December 31, 2004, which period may be extended or renewed by mutual written agreement of the parties hereto. The initial period and any extensions or renewals thereof shall constitute the "Consulting Term".
          3.  Position and Responsibilities.   Consultant agrees to serve
as a consultant to the Company and to render such advice and services to the Company as may be reasonably requested by the Chief Executive Officer or the Board of Directors of the Company; provided, however, that Consultant shall not be required to render more than 500 hours of service in the first three years and shall be ratably reduced thereafter in accordance with amounts payable hereunder. Without limiting the generality of the foregoing, during the first three calendar years of the Consulting Term, Consultant shall make himself available in person to render such services at the Company's headquarters location on a regular basis equivalent to one day per week, allowing for reasonable and customary vacations and taking into account the nature of the services provided. During the Consulting Term, Consultant shall report directly to the Board of Directors of the Company.
          4. Compensation. (a) The Company shall pay Consultant a retainer (the "Retainer") of (i) $300,000 per year for the period from January 1, 1995 through December 31, 1997, (ii) $100,000 per year for the period from January 1, 1998 through December 31, 2000 and (iii) $50,000 per year for each of the remaining calendar years in the Consulting Term. The Retainer shall be payable in equal monthly installments during the Consulting Term. Consultant shall be entitled to the full Retainer regardless of the amount and frequency of consulting services actually rendered by him.
          (b) During the Consulting Term, the Company shall continue the participation of Consultant and his spouse in all employee benefit arrangements of the Company that provide life insurance and health, medical, hospitalization and similar benefits, to the extent that Consultant and his spouse are covered under existing policies, if any, on a basis no less favorable than that on which they are currently covered under any such plan or policy.
          (c) All outstanding stock options granted to Consultant prior to the date of his retirement under any stock incentive plan of the Company shall be fully vested as of such date and shall continue to be exercisable for the remainder of their terms, and the Company shall make such amendments to the plans and the outstanding awards as may be necessary to effectuate the provisions of this paragraph 4(c), except that the Company shall be obliged to make any such amendment only to the extent that shareholder approval thereof would not be required to maintain the current status of any such plan under any applicable regulatory regime.
          (d) Consultant shall continue to be eligible to participate in the "success bonus" arrangement established by the Compensation Committee of the Board of Directors for senior executives of the Company in connection with the sale of all or a substantial portion of the Company.
          (e) Consultant shall be eligible to participate in any bonus or incentive plan established for the senior corporate executives of the Company in respect of fiscal year 1995, provided that such bonus shall be based on amounts actually received by Consultant pursuant to his existing employment agreement and this Agreement.
          5. Expenses and Other Facilities. (a) During the period from January 1, 1995 through December 31, 1999, the Consultant shall be reimbursed in accordance with the policies of the Company for necessary and reasonable business expenses incurred by Consultant in connection with the performance of his duties hereunder.
          (b) During the period from January 1, 1995 through December 31, 1999, the Company shall continue to make available to Consultant, without any expense to him, Consultant's current office at 2001 Bryan Tower along with the furniture, fixtures and equipment currently associated therewith. The Company shall also employ an administrative assistant whose skills, availability and compensation shall be satisfactory to Consultant; provided that Consultant agrees that his currently assigned administrative assistant and her existing compensation arrangements are satisfactory to him.
          (c) In the event that the Company is unable to furnish Consultant with his existing office at 2001 Bryan Tower because the Company's lease on such space is terminated or modified after the date hereof or because such space is subleased to a party other than the Company or an affiliate of the Company, the Company shall provide Consultant and Consultant's administrative assistant with equivalent and comparable office facilities (including furniture, equipment and other amenities) located at the Company's headquarters.
          6. Termination and Liquidated Damages. (a) This Agreement and Consultant's retention hereunder may be terminated at any time by either party upon sixty (60) days prior written notice to the other party. In the event of (i) such a termination by the Company, other than a termination for "Cause", as hereinafter defined, or (ii) a termination at any time by Consultant as a result of a breach of this Agreement by the Company, Consultant shall be entitled to receive as liquidated damages an amount in cash equal to the then present value of all remaining payments due hereunder during the balance of the Consulting Term. Such amount shall be calculated using a discount rate of 6% per annum and shall be paid in a single sum not later than 10 days after any such termination.
          (b) In the event of a voluntary termination of his retention hereunder by the Consultant prior to the end of the Consulting Term other than as set forth in clause (ii) above, the Company will have no further obligation to make payments to Consultant following any such termination. Consultant shall not be subject to liability for breach of this Agreement by reason of his termination of his retention hereunder.
          (c) For purposes of this Agreement, "Cause" shall mean (i) Consultant's willful and continued failure substantially to perform his duties hereunder (other than as a result of Disability and other than as a result of breach of this Agreement by the Company), (ii) Consultant's dishonesty in the performance of his duties hereunder or (iii) an act or acts on Consultant's part constituting a felony under the laws of the United States or any state thereof.
          (d) In the event of any termination of this Agreement pursuant to Paragraph 6(a), the Company shall continue to provide Consultant or his spouse, or both, with the benefits specified in paragraph 4(b) until December 31, 2004.
          7.  Status; Taxes.
          (a) Status of Consultant. During the Consulting Term, Consultant shall not be an employee of the Company and shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company except to the extent set forth in paragraphs 4(b), (c), (d) and (e). Consultant shall have no authority to act as an agent of the Company, except on authority specifically so delegated, and he shall not represent to the contrary to any person. Consultant shall only consult, render advice and perform such tasks as Consultant determines are necessary to achieve the results specified by the Company. He shall not direct the work of any employee of the Company, or make any management decisions, or undertake to commit the Company to any course of action in relation to third persons. Although the Company may specify the results to be achieved by the Consultant and may control and direct him in that regard, the Company shall not control or direct the Consultant as to the details or means by which
such results are accomplished.          (b)  Taxes.  It is intended that
the fees paid hereunder shall constitute revenues to Consultant. To the extent consistent with applicable law, the Company will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. Consultant shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes.
          8. Non-Competition. During the period from January 1, 1995 through December 31, 2000, Consultant shall not directly or indirectly be or remain employed by, or render services for, any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise engaged in any business, which is in competition with any business currently conducted by the Company; provided, however, that no provision of this paragraph shall in any way restrict Consultant from engaging in the practice of law or the rendering of legal services to anyone in any location.
          9. Confidentiality. During and after the Consulting Term, Consultant shall not disclose or use for Consultant's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Consultant's breach of this covenant. Any provision of this Agreement to the contrary notwithstanding, Consultant's obligations pursuant to this Paragraph 9 shall survive any termination of this Agreement and Consultant's retention hereunder.
         10. Specific Performance. Consultant acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Paragraph 8 or Paragraph 9 would be inadequate and, in recognition of this fact, Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
         11. Fees and Expenses. The Company agrees to pay any and all legal fees and related expenses incurred by Consultant in connection with the formation of this Agreement. The Company also agrees, in the event of a dispute between Consultant and the Company with respect to any of Consultant's rights under this Agreement, to reimburse Consultant for any and all reasonable legal fees and related expenses incurred by Consultant in connection with enforcing such rights if Consultant is successful as to at least part of the disputed claim by reason of arbitration, litigation or settlement.
          12. Miscellaneous.
          (a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.
          (b) Entire Agreement; Amendments. This Agreement supersedes all prior agreements between Consultant and the Company relating to Consultant's employment and the termination thereof, including, without limitation, the Employment Agreement, and, together with the agreements evidencing the stock options and other awards referred to in Paragraph 4(c) and the documents evidencing the benefits to which Consultant and his spouse are entitled pursuant to Paragraphs 4(b), (d) and (e), contains the entire understanding of the parties with respect to the retention of Consultant by the Company; provided, however, that this Agreement shall not impair any rights or benefits accrued by Consultant under any benefit plan, compensation arrangement or pension, excess retirement or management security plan of the Company prior to the termination of his employment on December 31, 1994. Except as aforesaid, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those
expressly set forth herein.   This Agreement may not be altered, modified,
or amended except by written instrument signed by the parties hereto.
          (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
          (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
          (e) Assignment. This Agreement shall not be assignable by Consultant and shall be assignable by the Company only with the consent of Consultant; provided that no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.
          (f) Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement or the retention of Consultant by the Company shall be submitted to arbitration in Dallas, Texas under the auspices of the American Arbitration Association.
          (g)  Successors; Binding Agreement.
          (i) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of the Company to expressly assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Consultant to the benefits set forth in Paragraph 6(a).
          (ii) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.
          (h) Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement; provided that all notices to the Company shall be directed to the attention of Ramona Taylor or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
          (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                               /S/JESS HAY
                              -------------------------------
                              JESS HAY




                              LOMAS FINANCIAL CORPORATION


                              By: /S/JAMES L. CROWSON
                                 ----------------------------
                                 James L. Crowson
                                 Executive Vice President



ATTEST:


 /S/RAMONA TAYLOR
- - -------------------------
Ramona Taylor, Secretary

     (SEAL)